Filed under Rule 433
Registration Statement No. 333-159312

Press Release
For immediate release
Invesco and Morgan Stanley Announce Commencement of Secondary Offering of Common Stock of Invesco by Morgan Stanley
November 9, 2010 — Invesco Ltd. (NYSE: IVZ) and Morgan Stanley (NYSE: MS) today announced the underwritten public offering of 30,891,439 shares of Invesco’s common stock held by an affiliate of Morgan Stanley pursuant to Invesco’s shelf registration statement filed with the Securities and Exchange Commission. Invesco will not receive any proceeds from the offering.
“This share sale is part of Morgan Stanley’s strategy to reallocate capital into the firm’s client-driven, flow businesses,” said James P. Gorman, President and CEO of Morgan Stanley. “Invesco has become one of our key global partners across retail, asset management and institutional securities and we look forward to continuing to work closely together. ”
“Morgan Stanley is an important strategic partner to Invesco, and we look forward to continuing to grow our productive relationship by drawing on the resources and skills of our organizations to provide meaningful solutions for clients,” said Martin L. Flanagan, Invesco President and CEO.
Morgan Stanley & Co. Incorporated is acting as sole book-running manager and underwriter for the offering.
Invesco has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Invesco has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s web site at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by mail from Morgan Stanley Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by phone at 866-718-1649.
About Invesco
Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.
About Morgan Stanley
Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.
Investor Relations Contact:
Invesco:
Investor Relations Contact: Jordan Krugman, 404-439-4605
Media Relations Contact: Doug Kidd, 404-479-2922
Morgan Stanley:
Media Relations Contact: Mark Lake, 212.761.2430
Investor Relations Contact: Celeste Mellet Brown, 212.761.3896

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Forward-Looking Statements
This release may include “forward-looking statements.” Forward-looking statements include information concerning future results of operations, expenses, earnings, synergies and cost savings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, acquisitions and debt of Invesco or Morgan Stanley, as well as their respective ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of their respective products and other aspects of their businesses or general economic conditions. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions, and may be affected by events beyond the control of Invesco or Morgan Stanley. There can be no assurance that actual results will not differ materially from our expectations. Both Invesco and Morgan Stanley caution investors not to rely unduly on any forward-looking statements, which speak only as of the date on which they are made and reflect current estimates, projections and expectations, and urge you to carefully consider the risks described in their most recent respective Forms 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s web site at www.sec.gov. Each of Invesco and Morgan Stanley expressly disclaims any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.